Following terms set forth the agreement made between NGFC Equities Inc. (NGFC) and Michael Laub (ML).

1.

Vanguard Energy Inc. (VE), is a new Corporation set up in California with Class A Common Stock that will have one vote for each share and Class B Common Stock that will have ten votes for each share.  At the inception of VE, both ML and NGFC will be issued 1.5 million Class B Common Stock each and ML will be issued 3 million Class A Common Stock and NGFC will be issued 4 million Class A Common Stock constituting 45% ownership to ML and 55% ownership to NGFC. VE may choose to issue new shares to investors to raise funds for VE.  In such an event both NGFC and ML have to give consent to issue such new shares.

2.

ML will be appointed the President, CEO and Chairman of the Board of VE and will be given 100,000 registered shares of NGFC priced at .15 cents per share as a sign-up bonus. In 3 months NGFC will evaluate performance of ML as its partner in VE and will issue another 100,000 unregistered shares at the discretion of NGFC.

3.

 Andrew Weeraratne (AW) will work as the Chief Financial Officer of VE until a replacement is found.

4.

NGFC as the majority owner of VE will sign a management agreement with ML. As part of that agreement NGFC will not interfere in ML’s management activities and strategies except as requested by ML.

5.

VE could begin to build the business through acquisitions or through organic growth. ML will be given the option to convert total of his 4,500,000 both Class A Common Stock and Class B Common Stock of VE shares to Class A Common Stock of NGFC within a certain time period, if certain pre-tax earnings targets by VE are met at the end of each of the first three full fiscal years of VE as specified in the Management and Bonus Agreement that will be signed concurrently with this agreement.

6.

VE will have the same fiscal year-end as of NGFC and thus the first fiscal year would be a short fiscal year ending September 30, 2015. Thus this bonus option conversion right calculation shall begin with the first full fiscal year ending September 30, 2016 and will be illustrated in the Management Agreement ML will have with VE.

/S/Michael Laub

/S/ I.Andrew Weeraratne

Michael Laub

I Andrew Weeraratne

For himself

Chief Executive Officer

NGFC Equities Inc.

Date:5-18-15

Date: 5-18-15